Exhibit 99

                  Snap-on Announces 2005 Third-quarter Results


    KENOSHA, Wis.--(BUSINESS WIRE)--Oct. 25, 2005--Snap-on
Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced 2005 third-quarter results.

    -- Net earnings for the third quarter of 2005 were $21.0 million, or $0.36 per diluted share, which included $2.8 million, or $0.05 per share, of additional U.S. income tax expense related to repatriation of foreign earnings under the American Jobs Creation Act. This compares with net earnings of $22.8 million, or $0.39 per diluted share, a year ago, which included $3.5 million, or $0.06 per share, of tax benefit for the conclusion of prior-year tax matters.

    -- Operating earnings increased 17% in the third quarter of 2005 compared to a year ago, largely reflecting margin enhancements in the Commercial and Industrial segment. Improvement was also attained in the Snap-on Dealer segment despite higher expenses associated with continued improvements in manufacturing and the internal supply chain. Operating margin on total revenue improved to 7.5% from 6.4% a year ago.

    -- Net sales were essentially flat at $554.1 million in the third quarter of 2005 compared to $550.9 million in the prior year. Total revenue, which includes financial services, was $567.2 million compared to $568.8 million a year ago.

    -- Cash and cash equivalents increased $47.7 million to $178.3 million in the third quarter of 2005 compared with the second quarter of 2005. Cash flow from operating activities was $65.6 million compared with $43.2 million for the year-ago period. This cash flow was used to fund $8.8 million of capital expenditures and $19.3 million for share repurchases and shareholder dividends in the third quarter. Subsequent to third-quarter end, Snap-on retired its $100 million, 6 5/8% 10-year notes with available cash.

    "A key focus within Snap-on has been to improve customer service levels and operating effectiveness," said Jack D. Michaels, chairman, president and chief executive officer. "In the third quarter, a record level for 'first-time fill' rates, a key measure of order fulfillment, was reached, attaining a level of 90% in the Dealer Group, and we were able to improve margins on relatively flat sales.
    "I wish to thank our employees for their diligent efforts in achieving this performance," said Michaels. "In particular, substantial improvements were made in our Commercial and Industrial Group, largely through their focus on adopting continuous improvement. And, over the past few years, our Diagnostics and Information Group has achieved strong operating results through innovative new products and ongoing vigor in continuously improving their supply chain. Significant progress has been achieved in raising the level of first-time fill rates in our Snap-on Tools manufacturing facilities throughout 2005. However, our results, particularly in the Dealer segment, are not yet satisfactory, and we still have significant work
- and opportunity - ahead of us in coming quarters. We need to continue to make further improvements in operating effectiveness in order to achieve sales growth at expanded margins. We believe the initiatives in place, including our emphasis on rapid continuous improvement, will enable us to achieve our goals - which include growing sales, lowering costs and achieving quicker inventory turns - that will allow us to maximize long-term shareholder value."

    Third-quarter Results

    Net sales were $554.1 million in the third quarter of 2005 compared with $550.9 million in the third quarter of 2004. The impact of currency translation on both sales and operating earnings was negligible. Sales increases in our worldwide industrial tool businesses were largely offset by declines in our North American franchised dealer operations. Prior-year sales also benefited from the successful launch of certain new diagnostics products. Total revenue was $567.2 million in the third quarter of 2005 compared with $568.8 million in the prior year, reflecting a decline in financial services revenue caused by lower credit originations and the impact of higher year-over-year interest rates on Snap-on's domestic finance business.
    Net earnings were $21.0 million in the third quarter of 2005 compared with $22.8 million in the third quarter of 2004. As a result of $75 million of accumulated foreign earnings being repatriated under provisions of the American Jobs Creation Act of 2004, $2.8 million of additional U.S. income tax expense was incurred during the third quarter of 2005, while the conclusion of prior-year tax matters resulted in $3.5 million of lower income tax expense in the third quarter of 2004.
    Operating earnings improved to $42.8 million, or 7.5% of total revenue, in the third quarter of 2005 compared with $36.5 million, or 6.4% of total revenue, a year ago, principally the result of better margins in the Commercial and Industrial and Snap-on Dealer segments. Contributing to this improvement were higher selling prices and the benefits of continuous improvement initiatives, despite higher year-over-year steel and freight costs, a lower contribution from financial services and continued higher manufacturing expenses in the U.S. hand tool plants.

    Segment Results

    Snap-on Dealer Group operating earnings were $20.1 million on total revenue of $244.8 million in the third quarter of 2005, compared with $12.8 million of operating earnings on $248.9 million of total revenue in the third quarter of 2004.
    Segment operating earnings for the third quarter of 2005 improved despite lower North American sales, largely reflecting an improved product sales mix and higher selling prices, which offset cost increases for steel and freight, costs for consolidating branch sales offices and continued higher manufacturing expenses in the U.S. hand tool plants.
    Sales in the North American dealer operation were down, primarily due to a lower average number of dealer vans in operation year over year. However, on a per van basis, reported sales by Snap-on franchised dealers to their customers increased at a mid-single digit rate. Sales in the third quarter were also adversely impacted - in both years - by widespread hurricane-related activity in the southeastern United States. In the international dealer business, sales increased year over year.
    Past results have been negatively impacted by hand tool plant consolidations and other manufacturing challenges that resulted in low order fill rates and higher levels of backorders, as well as higher costs. Significant progress has been and, we believe, will continue to be made in improving order fill rates and in reducing the level of outstanding backorders, although at a continued higher level of cost. Ongoing actions to enhance manufacturing operations, including installation of new production equipment and machine tooling, improved manufacturing processes and increased equipment maintenance, are providing production benefits and a higher level of "complete and on-time" product deliveries. In the third quarter, first-time fill rates attained a level of 90%. Substantial ongoing efforts continue to be focused on these initiatives, as they are foundational to the longer-term growth of the business.
    "Our target is to achieve a level of 99+% in complete and on-time product delivery by the end of 2006," said Michaels. "Our goal is to combine Snap-on's strengths of brand, innovation and quality with a new higher standard for customer service, thereby creating a broad avenue for sustainable growth."
    Commercial and Industrial Group operating earnings improved to $17.8 million on total revenue of $262.4 million in the third quarter of 2005 compared with operating earnings of $3.5 million on $255.2 million of total revenue in the third quarter of 2004.
    Higher sales, an improved gross margin and lower operating expenses led to the significant earnings increase. The margin improvements primarily reflect savings from product cost-reduction initiatives, benefits from footprint consolidation, increased efficiencies associated with continuous improvement activities and higher selling prices. These benefits were partially offset by higher steel costs, continued costs associated with streamlining and integrating the Bahco and Eurotools operations in Europe, and the continued investment spending to support the growth strategy in Asia and other emerging markets.
    Of the $7.2 million increase in total revenue, $5.5 million was due to higher sales volume and $1.7 million was from currency translation. Increased sales of hand tools for commercial and industrial applications worldwide more than offset a decline in vehicle service equipment sales.
    "With both improved margins and sales in the Commercial and Industrial Group," said Michaels, "their target is to continue this performance - building on their foundation of strong brands, strengthening the manufacturing supply chain through more broad-based rapid continuous improvement and forging a strong presence in emerging markets."
    Diagnostics and Information Group operating earnings were $11.8 million on total revenue of $100.4 million for the third quarter of 2005 compared with $18.9 million of operating earnings on $129.2 million of total revenue in the third quarter of 2004.
    The decline in third-quarter results largely reflects the difficult comparison against the successful global launch of new Snap-on(R) brand diagnostics products in the prior year, as well as the impact of lower OEM facilitation sales year over year. Sequentially, the operating margin was essentially flat at 11.8% in the third quarter of 2005 compared with 11.7% in the second quarter of 2005, as the benefits from continuous improvement actions offset the impact of lower sales.
    "Having successfully improved the alignment and profitability of the Diagnostics and Information businesses," said Michaels, "the next step in the journey is to target greater sales growth by capturing the increased opportunities for information with instrumentation afforded by the ever-increasing content of advanced electronics in vehicles on a worldwide basis."
    Financial Services operating earnings were $3.6 million on $13.1 million of total revenue compared with $7.4 million of operating earnings on $17.9 million of total revenue in the third quarter of 2004. Operating earnings decreased in the third quarter of 2005 principally as a result of higher interest rates coupled with lower credit originations associated with the lower sales in the U.S. dealer business.
    Corporate general expenses were $10.5 million in the third quarter of 2005, up from $6.1 million a year ago, and down sequentially with the $12.7 million in the second quarter of 2005. Higher mark-to-market adjustments of $4.2 million, primarily on stock-based incentive plans, were the principle contributors to the year-over-year increase.
    At the end of the third quarter of 2005, cash and cash equivalents were $178.3 million, a $47.7 million increase from the second quarter of 2005, primarily reflecting lower inventory levels partially offset by lower accounts payable. Total debt was $310.7 million at the end of the third quarter 2005 compared with $331.0 million at the end of fiscal year 2004. Subsequent to quarter-end 2005, Snap-on retired its $100 million, 6 5/8% 10-year notes that matured with available cash.

    Outlook

    Significant improvements have been made in the Commercial and Industrial Group. Snap-on believes the continuous improvement actions and initiatives that underlie those trends are encouraging and, as a result, the company anticipates further segment earnings increases in the fourth quarter.
    The Diagnostics and Information Group has made considerable improvement during the past few years in increasing the profitability of its business through the introduction of innovative productivity-enhancing tools. Technicians' need to interface with automobiles' ever-increasing complexity of advanced, on-board electronics technology - a worldwide trend - provides potential for continued long-term growth in the vehicle-repair marketplace. Snap-on continues to believe that the Diagnostics and Information Group has a strong and exciting future; however, the fourth quarter is expected to present a difficult comparison because of the strong new product introductions in the second half of last year.
    Snap-on believes the market for technician purchases through mobile van distribution is growing, and the company continues to experience strong demand for the Snap-on franchise opportunity. Having tightened recruitment criteria for standard franchisees in 2004, the company is actively pursuing potential franchisees having greater business attributes and skill sets. Key priorities within the Snap-on Dealer Group include taking better care of customers and reducing complexity and cost. The company believes it is focused on the important initiatives that will continue to further enhance the franchise proposition. Looking to the future, Snap-on believes it is making the proper decisions that will strengthen and grow its U.S. dealer business over time, and enable the achievement of sustained long-term shareholder value. Similar to the third quarter, the company anticipates that the fourth quarter will continue to experience some reduction in its total U.S. dealer van count. Additionally, Snap-on expects to continue to invest in making improvements in its manufacturing flexibility and service levels, which will require a higher level of spending compared to a year ago. As a result, the company anticipates that fourth-quarter operating results for the Dealer segment will be less than a year ago. The company also expects that financial services operating earnings in the fourth quarter of 2005 will experience, as it has year to date, a decline compared to the fourth quarter of 2004, mostly resulting from continued higher market interest rates.
    "As a result of these assumptions, we do not expect consolidated fourth-quarter 2005 earnings per share to achieve the reported level earned a year ago," said Michaels. "Despite the challenges, our cash flow remains strong, with cash provided by operations of $65.6 million in the third quarter and $116.7 million year to date, well exceeding our net earnings."
    A discussion of this announcement will be webcast at 8:00 a.m. CDT on Wednesday, October 26, and a replay or transcript will be available following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link to the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.
    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,400 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. For those forward-looking statements, Snap-on cautions the reader that numerous important factors, such as those listed below, as well as those factors discussed in Snap-on's Form 8-K filing dated July 27, 2005, could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Snap-on.
    These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement and complete planned reductions in workforce, achieve improvements in the company's manufacturing footprint, achieve improvements in supply chain efficiencies, and enhance machine maintenance, plant productivity and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to retain and attract dealers, introduce successful new products, as well as its ability to withstand disruption arising from natural disasters (such as hurricanes), planned facility closures or other labor interruptions, and external negative factors including significant changes in the current competitive environment, inflation and other monetary fluctuations, interest rates, legal proceedings, energy and raw material supply and pricing, and terrorist disruptions on business. Snap-on disclaims any responsibility to update any forward-looking statement provided in this release.

    For additional information, visit www.snapon.com.



                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           October 1, October 2, October 1, October 2,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Net sales                     $554.1     $550.9   $1,745.2   $1,737.3
Financial services revenue      13.1       17.9       43.4       59.9
                           ---------- ---------- ---------- ----------
Total revenue                  567.2      568.8    1,788.6    1,797.2
Cost of goods sold            (306.9)    (311.5)    (972.5)    (992.7)
Operating expenses            (217.5)    (220.8)    (691.7)    (700.2)
                           ---------- ---------- ---------- ----------
Operating earnings              42.8       36.5      124.4      104.3
Interest expense                (5.6)      (6.1)     (17.1)     (17.4)
Other income (expense) -
 net                            (0.5)      (0.8)      (2.2)      (3.6)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                          36.7       29.6      105.1       83.3
Income tax expense             (15.7)      (6.8)     (39.6)     (25.6)
                           ---------- ---------- ---------- ----------
Net earnings                   $21.0      $22.8      $65.5      $57.7
                           ========== ========== ========== ==========


Earnings per share:
  Basic                        $0.36      $0.39      $1.13      $1.00
  Diluted                      $0.36      $0.39      $1.12      $0.99

Weighted-average shares
 outstanding:
  Basic                         57.9       57.7       57.8       57.9
  Effect of dilutive
   options                       0.7        0.5        0.6        0.6
                           ---------- ---------- ---------- ----------
  Diluted                       58.6       58.2       58.4       58.5
                           ========== ========== ========== ==========



                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           October 1, October 2, October 1, October 2,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

External revenue
Snap-on Dealer Group          $244.8     $248.9     $761.2     $772.9
Commercial and Industrial
 Group                         237.9      226.1      754.7      728.7
Diagnostics and
 Information Group              71.4       75.9      229.3      235.7
Financial Services              13.1       17.9       43.4       59.9
                           ---------- ---------- ---------- ----------
Total external revenue        $567.2     $568.8   $1,788.6   $1,797.2
                           ========== ========== ========== ==========

Intersegment revenue
Snap-on Dealer Group              $-         $-         $-         $-
Commercial and Industrial
 Group                          24.5       29.1       96.3       92.2
Diagnostics and
 Information Group              29.0       53.3      102.7      126.4
Financial Services                 -          -          -          -
                           ---------- ---------- ---------- ----------
Total intersegment revenue     $53.5      $82.4     $199.0     $218.6
                           ========== ========== ========== ==========

Total revenue
Snap-on Dealer Group          $244.8     $248.9     $761.2     $772.9
Commercial and Industrial
 Group                         262.4      255.2      851.0      820.9
Diagnostics and
 Information Group             100.4      129.2      332.0      362.1
Financial Services              13.1       17.9       43.4       59.9
                           ---------- ---------- ---------- ----------
Segment revenue                620.7      651.2    1,987.6    2,015.8
Intersegment eliminations      (53.5)     (82.4)    (199.0)    (218.6)
                           ---------- ---------- ---------- ----------
Total consolidated revenue    $567.2     $568.8   $1,788.6   $1,797.2
                           ========== ========== ========== ==========

Operating earnings
Snap-on Dealer Group           $20.1      $12.8      $61.6      $57.7
Commercial and Industrial
 Group                          17.8        3.5       46.7       11.0
Diagnostics and
 Information Group              11.8       18.9       34.8       34.9
Financial Services               3.6        7.4       12.9       27.9
                           ---------- ---------- ---------- ----------
Segment operating earnings      53.3       42.6      156.0      131.5
Corporate                      (10.5)      (6.1)     (31.6)     (27.2)
                           ---------- ---------- ---------- ----------
Operating earnings              42.8       36.5      124.4      104.3
Interest expense                (5.6)      (6.1)     (17.1)     (17.4)
Other income (expense) -
 net                            (0.5)      (0.8)      (2.2)      (3.6)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                         $36.7      $29.6     $105.1      $83.3
                           ========== ========== ========== ==========

Segment revenues are defined as total revenues, including both external customer revenue and intersegment revenue. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including restructuring costs.

Due to changes in Snap-on's management organization structure, Snap-on realigned its business segments during the first quarter of fiscal 2005. The primary changes include the reclassification of Snap-on's Technical Representative support organization from the Snap-on Dealer Group to the Diagnostics and Information Group and the segregation of Snap-on's general corporate expenses from the operating earnings of the business segments. Prior period figures have been restated to reflect these changes. For additional information on Snap-on's segments, refer to the Current Report on Form 8-K filed April 15, 2005, and to Snap-on's other 2005 Current Reports on Form 10-Q that have been filed with the Securities and Exchange Commission.



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                  Three Months Ended
                                                 ---------------------
                                                 October 1, October 2,
                                                    2005       2004
                                                 ---------- ----------

Operating activities
Net earnings                                         $21.0      $22.8
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
  Depreciation                                        11.6       13.1
  Amortization of other intangibles                    0.6        0.9
  Deferred income tax provision                        6.6        3.1
  Gain on sale of assets                              (0.8)      (1.3)
  Loss (gain) on mark-to-market for cash flow
   hedges                                             (0.2)       0.8
Changes in operating assets and liabilities:
  (Increase) decrease in receivables                   3.9       34.2
  (Increase) decrease in inventories                  39.2        2.5
  (Increase) decrease in prepaid and other
   assets                                             14.3       (1.3)
  Increase (decrease) in accounts payable            (36.6)      (5.2)
  Increase (decrease) in accruals and other
   liabilities                                         6.0      (26.4)
                                                 ---------- ----------
Net cash provided by operating activities             65.6       43.2

Investing activities
Capital expenditures                                  (8.8)      (8.6)
Proceeds from disposal of property and equipment       2.5        8.5
                                                 ---------- ----------
Net cash used in investing activities                 (6.3)      (0.1)

Financing activities
Payment of long-term debt                                -       (0.1)
Net decrease in short-term borrowings                 (0.1)       0.1
Purchase of treasury stock                            (4.9)      (4.8)
Proceeds from stock purchase and option plans          7.7        2.0
Cash dividends paid                                  (14.4)     (14.4)
                                                 ---------- ----------
Net cash used in financing activities                (11.7)     (17.2)

Effect of exchange rate changes on cash and cash
 equivalents                                           0.1        0.8
                                                 ---------- ----------
Increase in cash and cash equivalents                 47.7       26.7

Cash and cash equivalents at beginning of period     130.6      126.6
                                                 ---------- ----------
Cash and cash equivalents at end of period          $178.3     $153.3
                                                 ========== ==========

Supplemental cash flow disclosures
Cash paid for interest                               $(7.0)    $(10.6)
Net cash paid for income taxes                        (1.1)     (10.1)



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                   Nine Months Ended
                                                 ---------------------
                                                 October 1, October 2,
                                                    2005       2004
                                                 ---------- ----------

Operating activities
Net earnings                                         $65.5      $57.7
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
  Depreciation                                        37.3       46.1
  Amortization of other intangibles                    2.3        2.0
  Deferred income tax provision                       10.6        8.6
  Gain on sale of assets                              (1.4)      (1.1)
  Loss (gain) on mark-to-market for cash flow
   hedges                                             (0.4)       1.3
Changes in operating assets and liabilities:
  (Increase) decrease in receivables                  10.0       29.8
  (Increase) decrease in inventories                  (2.4)       1.3
  (Increase) decrease in prepaid and other
   assets                                             27.4       (5.9)
  Increase (decrease) in accounts payable            (51.3)       3.7
  Increase (decrease) in accruals and other
   liabilities                                        19.1       (9.3)
                                                 ---------- ----------
Net cash provided by operating activities            116.7      134.2

Investing activities
Capital expenditures                                 (27.8)     (25.9)
Proceeds from disposal of property and equipment       7.4       11.3
Proceeds from disposition of business                    -        0.6
                                                 ---------- ----------
Net cash used in investing activities                (20.4)     (14.0)

Financing activities
Payment of long-term debt                                -       (0.3)
Net decrease in short-term borrowings                (19.1)      (2.0)
Purchase of treasury stock                           (17.6)     (29.4)
Proceeds from stock purchase and option plans         19.4       12.4
Cash dividends paid                                  (43.3)     (43.4)
                                                 ---------- ----------
Net cash used in financing activities                (60.6)     (62.7)
Effect of exchange rate changes on cash and cash
 equivalents                                          (7.4)      (0.3)
                                                 ---------- ----------
Increase in cash and cash equivalents                 28.3       57.2

Cash and cash equivalents at beginning of period     150.0       96.1
                                                 ---------- ----------
Cash and cash equivalents at end of period          $178.3     $153.3
                                                 ========== ==========

Supplemental cash flow disclosures
Cash paid for interest                              $(18.4)    $(22.0)
Net cash refunded (paid) for income taxes              3.9       (4.5)



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)


                                                 October 1, January 1,
                                                    2005       2005
                                                 ---------- ----------

Assets
  Cash and cash equivalents                         $178.3     $150.0
  Accounts receivable - net of allowances            511.0      542.0
  Inventories
    Finished goods                                   306.1      308.6
    Work in process                                   42.2       40.0
    Raw materials                                     59.5       69.6
    Excess of current cost over LIFO cost            (80.2)     (76.3)
                                                 ---------- ----------
      Total inventories                              327.6      341.9
  Deferred income tax benefits                        84.0       77.1
  Prepaid expenses and other assets                   62.0       81.6
                                                 ---------- ----------
      Total current assets                         1,162.9    1,192.6

  Property and equipment - net                       279.4      313.6
  Deferred income tax benefits                         4.2        9.4
  Goodwill                                           401.7      441.1
  Other intangibles - net                             64.9       70.0
  Pension assets                                     159.4      159.7
  Other assets                                        88.1      103.7
                                                 ---------- ----------
      Total Assets                                $2,160.6   $2,290.1
                                                 ========== ==========

Liabilities
  Accounts payable                                  $137.1     $194.9
  Notes payable and current maturities
   of long-term debt                                 108.5      127.8
  Accrued benefits                                    35.3       34.5
  Accrued compensation                                57.9       57.2
  Dealer deposits                                     41.8       46.9
  Deferred subscription revenue                       27.4       26.2
  Income taxes                                        33.3       21.9
  Other accrued liabilities                          172.5      164.8
                                                 ---------- ----------
    Total current liabilities                        613.8      674.2

  Long-term debt                                     202.2      203.2
  Deferred income taxes                               85.2       76.5
  Retiree health care benefits                        89.7       89.0
  Pension liabilities                                 77.9       73.3
  Other long-term liabilities                         57.0       63.2
                                                 ---------- ----------
    Total Liabilities                              1,125.8    1,179.4
                                                 ---------- ----------

Shareholders' Equity
  Common stock                                        67.0       67.0
  Additional paid-in capital                         109.2      105.8
  Retained earnings                                1,116.4    1,108.7
  Accumulated other comprehensive
   income (loss)                                      43.8      129.1
  Grantor stock trust at fair market value          (131.1)    (147.0)
  Treasury stock at cost                            (170.5)    (152.9)
                                                 ---------- ----------
    Total Shareholders' Equity                     1,034.8    1,110.7
                                                 ---------- ----------
    Total Liabilities and Shareholders' Equity    $2,160.6   $2,290.1
                                                 ========== ==========


    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             William Pfund (Investors), 262-656-6488
             www.snapon.com